Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
Embarcadero Canada, Ltd.	Canada

Embarcadero Europe Ltd.	United Kingdom

Embarcadero Technologies Australia PTY Ltd.	Australia